Filed Pursuant to Rule 433
Registration Statement No. 333-208507

RBC Capital Markets

Enhanced Income: Autocallable Contingent Coupon Barrier Notes (Lesser Performing)

What are the key features of Autocallable Contingent Coupon Barrier Notes (Lesser Performing) ("Notes")?

- **Enhanced income potential** relative to traditional income-generating investments
- **Coupon and maturity payments are contingent** upon the performance of multiple underlying assets, typically single stocks, exchange traded funds (ETFs), or broad-based equity indexes (the "underlying assets")
- **The Notes can be automatically called** by the issuer at fixed intervals, typically quarterly, during the term of the note
- **Payment at Maturity is determined** by reference only to the lesser performing underlying asset
- **Senior unsecured debt** issued by Royal Bank of Canada (RBC)
- **Flexibility** to be linked to the performance of multiple individual stocks, exchange traded funds (ETFs), or broad-based benchmark equity indexes
- **Complement or an alternative** to high yield fixed income investments and/or direct ownership in the underlying assets

Why would an investor purchase the Notes?

An investor would allocate a portion of their diversified portfolio to Notes if they:

- **Would like the potential to earn enhanced income**, relative to traditional income generating investments, with exposure to stocks, ETFs, or equity indexes they otherwise already own and/or are moderately bullish on
- **Understand that coupon payments are contingent** upon the performance of least performing of the underlying assets and that a coupon might not be paid during the term of the note if any of the underlying assets close below a specified coupon barrier level on the specified observation dates
- **Are comfortable with full principal at risk** should the level of the least performing underlying asset be lower than the principal barrier level at the maturity of the Note
- **Are willing to forgo** any upside participation in the underlying assets from their initial levels
- **Are comfortable assuming reinvestment risk** should the Note get automatically called before the maturity date
- **Are comfortable with assuming the credit risk** of the issuer, Royal Bank of Canada
- **Are comfortable with holding the Notes** until their stated maturity if they are not previously called

Selected Risk Factors

- **Potential Loss of Principal:** Investors will lose some or all of their initial investment if the return of any of the underlying assets is below the principal barrier level at maturity and has not been previously called. This will be the case even if the other underlying assets perform better. The return is not determined by reference to a basket of underlying assets
- **Contingent coupon payments:** No coupon will be paid if any of the underlying assets closes below the coupon barrier level on the relevant observation dates. Investors may receive no coupons during the term of the Notes
- **Subject to Automatic Call:** Notes automatically called if the level of all of the underlying assets are greater than or equal to their respective initial levels on specified observation dates. If called, investors may be unable to reinvest their proceeds in a product with a comparable coupon
- **Limited Return:** The return on the Notes is limited to the coupon payments, if any. Investors will not participate in any appreciation of the underlying assets
- **No Dividends:** Investors do not receive dividends paid by the underlying assets
- **Limited Secondary Markets:** Notes may have a limited or no secondary market. Prior to maturity, the price at which the Notes can be sold, if at all, may be at a substantial discount from the principal amount
- **Credit Risk:** Notes are senior, unsecured debt of the issuer and, as such, any market-linked return and payments at maturity are subject to issuer's credit risk
- **Complex Investments:** Notes have some complex features and may not be suitable for all investors

RBC CAPITAL MARKETS ENHANCED INCOME: AUTOCALLABLE CONTINGENT COUPON BARRIER NOTES (LESSER PERFORMING)

AUTOCALLABLE CONTINGENT COUPON NOTES LINKED TO THE LESSER PERFORMING OF MULTIPLE UNDERLYING ASSETS – PAYOFF PROFILE DURING TERM OF NOTE AND AT MATURITY

The following illustrates hypothetical scenarios of holding a Note and assumes a 25% principal and coupon barrier.

Hypothetical Example

Issuer	Royal Bank of Canada
Term	2 years
Underlying	Two equity indexes
Coupon Barrier Level	70% of initial value of each index
Principal Barrier Level	70% of initial value of each index
Coupon	8% p.a.; paid only if level of the lesser performing index is at or above Coupon Barrier Level on the specified quarterly observation dates
Coupon frequency	Quarterly
Autocall Feature	Starting in month 6, automatically called if the level of both indexes are at or above their initial levels on the specified quarterly observation dates

If, on a specified observation date before maturity:	Quarterly Coupon Payment	Called?	Note Payoff*
The lesser performing of the indexes is less than its initial level and greater than or equal to the coupon barrier level	2%	No	N/A
The lesser performing of the indexes is less than the coupon barrier level	0%	No	N/A
Both indexes are greater than or equal to their initial levels	2%	Yes	Early redemption; full principal is returned
If the note was never called, then at maturity if:			
The lesser performing of the indexes is greater than or equal to the principal barrier level and the coupon barrier	2%	N/A	Full principal is returned
The lesser performing of the indexes is less than the principal barrier level and coupon barrier level	0%	N/A	1:1 percentage loss from initial value, based on lesser performing index

*Payment of principal subject to issuer's credit risk

POTENTIAL RETURN AND AUTOMATIC CALL SCENARIOS PRIOR TO MATURITY


Index 1
Index 2
Barrier
Initial
120%
110%
100%
90%
80%
70%
60%
50%
Trade Date
Q1
Q2
Q3
Q4
Q5
Q6
Q7
Q8
First Call Date

- On the relevant observation date, the investor will receive a coupon of 2% for Q1 and 2% for Q2 since both Indexes are above the barrier of 70%
- The note will be called from the investor at the Q2 call date at 100% of their principal amount because both indexes are above 100% of their initial value


Index 1
Index 2
Barrier
Initial
120%
110%
100%
90%
80%
70%
60%
50%
Trade Date
Q1
Q2
Q3
Q4
Q5
Q6
Q7
Q8
First Call Date

- On the relevant observation date, the investor will receive a coupon of 2% for Q1, a coupon of 2% for Q2, and a coupon of 2% for Q3 since both indexes are above the barrier of 70% on each respective date
- The note will be called from the investor at the Q3 call date at 100% of their principal value because both Indexes are above 100% of their initial value

POTENTIAL RETURN SCENARIOS AT MATURITY IF NEVER CALLED


Index 1
Index 2
Barrier
Initial
120%
110%
100%
90%
80%
70%
60%
50%
Trade Date
Q1
Q2
Q3
Q4
Q5
Q6
Q7
Q8
First Call Date

- On the relevant observation date, the investor will receive a coupon of 2% *only* for Q8 since both indexes are above the barrier of 70% on such date
- At maturity, the investor will receive back 100% of their principal, as both indexes are above the barrier of 70%, but below 100% of their initial value


Index 1
Index 2
Barrier
Initial
120%
110%
100%
90%
80%
70%
60%
50%
Trade Date
Q1
Q2
Q3
Q4
Q5
Q6
Q7
Q8
First Call Date

- No coupons are paid during the term of the note since the closing price of the lesser performing index was always below the barrier of 70% on each observation date
- At maturity, since the return of Index 1 is -40% (below the barrier) the investor will fully participate in the decline of this index, regardless of the performance of Index 2, and thus their return in the note will be 60% of their principal

RBC CAPITAL MARKETS **ENHANCED INCOME:** AUTOCALLABLE CONTINGENT COUPON BARRIER NOTES (LESSER PERFORMING)

About Royal Bank of Canada (RBC)

- 5th largest bank in N. America, by market capitalization[2]
- Well-diversified, global financial institution with over 80,000 employees in 40+ countries servicing over 16 million clients
- Approximately US$960billion in total assets[3]
- One of the highest rated banks globally (S&P AA- / Moody's A1)[4]
- Leading corporate citizen with over $100M in donations, sponsorships and community investments in 2016, including the RBC Kids Pledge

Selected Risk Factors

An investment in the Notes involves significant risks that will be explained in the applicable offering documents. Before investing in a Note investors should carefully read the offering documents to understand the potential risks. Some general risk considerations for Notes include, but are not limited to the following:

- The Notes are unsecured debt obligations of RBC. Investors are dependent on the ability of RBC to pay all amounts due on the Notes, and therefore they are subject to RBC's credit risk and to changes in the market's view of the creditworthiness of RBC.
- Investors could lose some or all of their principal if there is a decline in the level of any of the underlying indexes below the principal barrier level and are not called prior to maturity.
- The Notes will be automatically called if the level of the underlying stock is greater than or equal to its initial level on specified observation dates. If called, investors may be unable to reinvest their proceeds in a product providing a comparable return.
- The return potential of the Notes is limited to the contingent coupons, regardless of the appreciation of any of the underlying assets. There may be no coupon payments on the Notes. Additionally, if the Notes are called prior to maturity, investors will not receive any further coupons or other payments after the call settlement date.
- The payment at maturity for the Notes is determine only by reference to the lesser performing underlying assets, even if he other underlying assets perform better. All payments on the Notes will be determined by reference to each underlying assets individually, not to a basket.
- Notes are typically sold at par and include fees and costs such as commissions, hedging costs and projected profits of RBC or its affiliates. Therefore, the estimated initial value (EIV) of a Note on the issue date will be less than the issue price that an investor pays for the Note. Any EIV of a Note does not represent RBC's estimate of the future value of the Note, or any price for which an investor may be able to sell it.
- The Notes will not be listed on any securities exchange. RBC and its affiliates are not obligated to maintain a secondary market and may cease market-making activities at any time. Any secondary market may not provide significant liquidity or trade at prices advantageous to the investor.
- The return on the Notes may be lower than the return investors could earn through a direct investment in the underlying stock or on other investments during the same term. The return on the Notes may be less than the return investors could earn if it bought a conventional debt security of RBC.
- Investing in the Notes is not the same as owning the underlying stock or a security directly linked to the underlying stock.
- The activities of RBC or its affiliates may conflict with investor's interests and may adversely affect the value of the Notes. Also an affiliate of RBC will serve as the calculation agent for the Notes who will exercise its judgment when performing its functions. Since the decisions the calculation agent makes will affect the payments on the notes, the calculation agent may have a conflict of interest with respect to such decisions.
- Many economic and market factors will influence the value of the Notes.
- Significant aspects of the tax treatment of Notes may be complex and uncertain. Investors should consult with their tax advisor before investing in any Notes to determine the effects of their individual circumstances.
- The Notes have complex features and may not be suitable for all investors.

rbccm.com

(1) As of November 17, 2017 actual terms may vary depending on market conditions (2) US$109 billion, as of July 31, 2017, per International Financial Reporting Standards (IFRS) (3) As of July 31, 2017 (4) A credit rating reflects the creditworthiness of RBC is not a recommendation to buy, sell or hold the notes, and may be subject to revision or withdrawal at any time by the assigning rating organization. The ratings do not provide an indication of the expected performance of the notes. The notes themselves will not be independently rated. Each rating should be evaluated independently of any other rating.

The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. RBC Capital Markets is a registered trademark of Royal Bank of Canada. RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE, and SIPC); RBC Dominion Securities, Inc. (member IIROC and CIPF), RBC Europe Limited (authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority), Royal Bank of Canada – Sydney Branch (ABN 86 076 940 880) and RBC Capital Markets (Hong Kong) Limited (regulated by SFC). ® Registered trademark of Royal Bank of Canada. Used under license. © Copyright 2016. All rights reserved.

This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering. Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for any offering to which this document relates. Before you invest, you should read those documents and the other documents relating to the offering that we have filed with the SEC for more complete information about us and the offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in the offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.

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